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                                                                    EXHIBIT 11.1


                             BRISTOL HOTEL COMPANY
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (in thousands, except per share amounts)





                                                                                  PER SHARE
                                                    NET EARNINGS      SHARES       AMOUNT
                                                    ------------    ----------    ---------
                                                  ($ in thousands)
For the year ended December 31, 1997:
     Income before extraordinary item
        per share ..............................     $   33,214     37,359,364     $ 0.89
     Effect of options .........................             --        972,938
                                                     ----------     ----------
     Income before extraordinary item per
        share, assuming dilution ...............     $   33,214     38,332,302     $ 0.87
                                                     ==========     ==========
     Net income per share ......................     $   20,473     37,359,364     $ 0.55
     Effect of options .........................             --        972,938
                                                     ----------     ----------
     Net income per share, assuming dilution ...     $   20,473     38,332,302     $ 0.53
                                                     ==========     ==========

For the year ended December 31, 1996:
     Income before extraordinary item
        per share ..............................     $   17,749     24,848,760     $ 0.71
     Effect of options .........................             --        677,653
                                                     ----------     ----------
     Income before extraordinary item per
        share, assuming dilution ...............     $   17,749     25,526,413     $ 0.70
                                                     ==========     ==========
     Net income per share ......................     $   17,749     24,848,760     $ 0.71
     Effect of options .........................             --        677,653
                                                     ----------     ----------
     Net income per share, assuming dilution ...     $   17,749     25,526,413     $ 0.70
                                                     ==========     ==========

For the 11 months ended December 31, 1995:
     Income before extraordinary item
        per share ..............................     $    4,969     17,857,936     $ 0.28
     Effect of options .........................             --         51,019
                                                     ----------     ----------
     Income before extraordinary item per
        share, assuming dilution ...............     $    4,969     17,908,955     $ 0.28
                                                     ==========     ==========
     Net income per share ......................     $    3,061     17,857,936     $ 0.17
     Effect of options .........................             --         51,019
                                                     ----------     ----------
     Net income per share, assuming dilution ...     $    3,061     17,908,955     $ 0.17
                                                     ==========     ==========




Earnings per share have been retroactively adjusted for the effect of stock splits.


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